[Logo of CBRL GROUP, INC.]                                   POST OFFICE BOX 787
                                                              LEBANON, TENNESSEE
                                                                      37088-0787
                                                              PHONE 615.443.9869
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CBRL GROUP, INC.
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                                                Contact:  Lawrence E. White
                                                          Senior Vice President/
                                                          Finance and Chief
                                                          Financial Officer
                                                          (615) 443-9869

                      CBRL GROUP, INC. REPORTS APRIL SALES

LEBANON, Tenn. (May 3, 2005) -- CBRL Group, Inc. (the "Company") (NASDAQ: CBRL) today reported comparable store sales for the five-week period ending April 29, 2005.

     The Company reported that comparable store restaurant sales for the five weeks ending Friday, April 29, 2005 in its Cracker Barrel Old Country Store(R) ("Cracker Barrel") units were up 2.5% from the comparable period last year, with an approximately 5.1% higher average check, including approximately 3.6% higher menu pricing. In early April, Cracker Barrel implemented a menu price increase of approximately 1.9%. Cracker Barrel comparable store retail sales in April were down 10.1%. The Easter holiday was two weeks earlier this year than last year, and the pre-Easter period fell in late fiscal March this year compared to fiscal April last year. Cracker Barrel's comparable store restaurant sales were approximately 1-1.5% lower and retail sales were approximately 2-2.5% lower as a result of the change in timing. Comparable restaurant sales in the Company's Logan's Roadhouse(R) restaurants in April were up 4.4%, with an approximately 4.5% higher average check, including approximately 4.6% higher menu pricing. In early April, Logan's implemented a menu price increase of approximately 1.4% and is now lapping a 2.3% menu price increase implemented in early May of last year. Logan's comparable store sales were reduced by less than 0.5% from the pre-Easter period falling in fiscal March this year.

     Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 522 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 123 company-operated and 22 franchised Logan's Roadhouse restaurants in 18 states.



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